Exhibit 99.1

NEWS RELEASE

Contacts:

Fernando Vivanco	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-505-3780	+1-763-505-2696

FOR IMMEDIATE RELEASE

MEDTRONIC UPDATES CAPITAL ALLOCATION PLANS AND
FISCAL 2016 EPS GUIDANCE

•	Executing Incremental $5 Billion Share Repurchase

•	Tightening EPS Guidance Due to Benefit of U.S. R&D Tax Credit

DUBLIN - Jan 11, 2016 - Medtronic plc (NYSE:MDT), a global leader in medical technology, services, and solutions, today updated its capital allocation plans for the approximately $9.3 billion resulting from the previously announced September 2015 internal reorganization as part of the company’s integration of Covidien legal entities. Separately, the company today reiterated its revenue outlook and updated its diluted non-GAAP EPS guidance.

Capital Allocation Plans
In September 2015, Medtronic executed an internal reorganization that resulted in $9.3 billion of cash, cash equivalents, and investments in marketable debt and equity securities net of tax previously held by Medtronic’s U.S.-controlled non-U.S. subsidiaries being made available for general corporate purposes. The reorganization provided Medtronic with additional financial flexibility and increased confidence in the company’s ability to meet its financial commitments, including targeting an “A” credit profile, returning a minimum of 50 percent of its free cash flow to shareholders through dividends and share repurchases, and pursuing financially disciplined M&A.

Today, the company announced that it intends to return $5 billion of the $9.3 billion to its shareholders through share repurchases to be executed before the end of fiscal year 2018. The company expects to opportunistically utilize its existing board authorization under Medtronic’s Share Repurchase Plan to repurchase shares based on market conditions, with a bias toward repurchasing shares earlier within the time period. This $5 billion return to shareholders is in addition to the company’s current commitment of returning 50 percent of its free cash flow each year to shareholders in the form of dividends and share repurchases.

In addition, Medtronic intends to use a majority of the remaining proceeds to either prepay existing debt or pay debt as it comes due by the end of fiscal year 2018 in order to meet its commitments to its debt investors. Medtronic continues to target an A credit profile.

With this increased financial flexibility and within its ongoing commitment to return a minimum of 50 percent of free cash flow to shareholders in the form of dividends and share repurchases, the company has the ability to meet its targeted dividend payout ratio of 40 percent faster than previously communicated. Decisions on annual dividend payments are typically announced by the company in June. Medtronic is a constituent of the S&P 500 Dividend Aristocrats index and has increased its dividend payment for 38 consecutive years.

The net result of these capital allocation actions are not expected to materially affect the company’s fiscal year 2016 income statement, including expectations for net interest expense, net earnings, diluted weighted shares outstanding, or diluted earnings per share. However, the company does expect these actions to be accretive to earnings per share starting in fiscal year 2017.

Revenue Outlook and EPS Guidance
Due to the benefit from the recent permanent enactment of the U.S. R&D Tax Credit by the U.S. Congress, Medtronic now expects fiscal year 2016 diluted non-GAAP EPS in the range of $4.36 to $4.40, which continues to include an expected $0.45 to $0.50 negative foreign currency impact based on current exchange rates. In addition, the company reiterated that it expects to be in the upper-half of its mid-single digit revenue growth range on a comparable, constant currency basis for the second half of fiscal year 2016.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies - alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 85,000 people worldwide, serving physicians, hospitals and patients in approximately 160 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements related to our intended capital allocation strategy and future financial condition and results of operations, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, challenges with respect to third-party collaborations, government regulation, the availability of strategic growth opportunities, unanticipated cash requirements, and general economic conditions and other risks and uncertainties described in Medtronic’s periodic reports on file with the U.S. Securities and Exchange Commission (the “SEC”). Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release. The guidance provided only reflects information available to Medtronic at this time.

NON-GAAP FINANCIAL MEASURES
This press release contains references to financial measures and guidance, including free cash flow figures, projected revenue on a comparable, constant currency basis and projected comparable, constant currency diluted EPS, all of which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. “Comparable, constant currency basis” adjusts for the impact of foreign currency translation and includes Covidien plc in the prior year comparison, aligning Covidien’s prior year monthly revenue to Medtronic’s fiscal quarters. “Free cash flow” is calculated by subtracting property, plant and equipment additions from operating cash flows and, in the context of our intended return to shareholders, is adjusted for the cash impact of non-GAAP adjustments to earnings.

Medtronic management believes that these non-GAAP measures are useful because they may allow investors to consider the impact of aligning historical Covidien revenues to Medtronic’s fiscal calendar and to exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP, and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety.

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